EXHIBIT 99.02

                          THE FINOVA GROUP INC./SIRROM

                        1995 DIRECTORS' STOCK OPTION PLAN

1.       PURPOSE

         The purposes of this Plan are to advance the interests of the Company and its shareholders by attracting and retaining the highest quality of experienced persons as Outside Directors and to align the interests of the Outside Directors more closely with the interests of the Company's shareholders.

2.       DEFINITIONS

         For purposes of this Plan, the following terms shall have the meanings indicated below:

         (a)      "Board" shall mean the Board of Directors of the Company.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

         (c) "Committee" shall mean those members of the Board that are not eligible to participate in this Plan.

         (d) "Company" shall mean Sirrom Capital Corporation, a corporation organized under the laws of the State of Tennessee, or any successor corporation.

         (e) Current Market Value" shall mean, as of a given date, (i) the closing price for the Stock at closing on The New York Stock Exchange ("NYSE"), or other national exchange or quotation market on which the Company's stock is traded for the last preceding date on which there was a sale of the Stock, or (ii) if the Stock is no longer authorized for trading on the NYSE, or other national exchange or quotation market, the then current net asset value of a share of Stock as determined by the Committee in good faith.

         (f) "Disability" means permanent and total disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

         (g) "Exercise Date" shall mean the date on which the Company receives the notice of exercise of an Option from an Optionee as set forth in Section 7(b).

         (h) "Option" shall mean an option granted to an Outside Director pursuant to this Plan.

         (i) "Optionee" shall mean an Outside Director who has been granted an Option pursuant to this Plan.

         (j) "Outside Director" shall mean any member of the Board who has not served as an employee or officer of the Company at any time during the two-year period preceding the date on which an Option is granted to such Optionee.

         (k) "Plan" shall mean this Amended and Restated Sirrom Capital Corporation 1995 Stock Option Plan for Non-Employee Directors, as adopted by the Board (subject to the approvals described in
                  Section 10) on December 19, 1997.
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         (l)      "Stock"  shall mean the  Common  Stock,  no par value,  of the
                  Company.

3.       ADMINISTRATION

         This Plan shall be administered by the Committee. The Committee is authorized to interpret this Plan and may from time to time adopt such rules and regulations, not inconsistent with the provisions of this Plan, as it may deem advisable to carry out this Plan; provided, however, that the Committee shall have no discretion with respect to designating the recipient of an Option, the number of shares of Stock that are subject to an Option or the per share exercise price for an Option. All decisions made by the Committee in construing the provisions of this Plan shall be final.

         The Company intends that this Plan shall comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934. Should any provision of this Plan not comply with the requirements of such Rule (as the same may be amended), the Board may amend this Plan to add to or modify the provisions of this Plan accordingly.

4.       ELIGIBILITY

         Each Outside Director shall be eligible to participate in this Plan.

5.       STOCK SUBJECT TO THIS PLAN

         Subject to adjustment as provided in Section 9, not more than 492,000 shares of Stock may be issued with respect to the Options granted under this Plan. Such shares that are reserved for issuance under this Plan are authorized but unissued shares of Stock. Shares of Stock subject to an Option shall, upon the expiration or termination of any such Option to the extent unexercised, again be available for grant under this Plan.

6.       GRANT OF OPTIONS

         (a) INITIAL GRANTS

         Except for John A. Morris, Jr., M.D., each director who is an Outside Director as of April 19, 1996 (the "Initial Effective Date"), shall automatically, as of the Initial Effective Date, be granted an award of Options under this Plan as follows: (i) each Outside Director who was elected to the Company's Board of Directors before December 1, 1994 shall automatically receive an Option grant for the purchase of 18,000 shares (pre-split) of Stock (subject to adjustment as provided in Section 9); and (ii) each Outside Director who was elected to the Company's Board of Directors after December 1, 1994, but prior to the date of adoption of this Plan by the Board, shall automatically receive an Option grant for the purchase of 12,000 shares (pre-split) of Stock (subject to adjustment as provided in Section 9). Each Outside Director elected after the Initial Effective Date shall automatically receive as of the date of his or her election to the Board of Directors an Option grant for the purchase of 12,000 shares of Stock (subject to adjustment as provided in Section 9).

         (b) GRANTS UPON RE-ELECTION

         Except for John A. Morris, Jr., M.D., (i) each Outside Director who was re-elected to the Company's Board of Directors on April 4, 1997 shall automatically receive on the Effective Date (as defined in Section 10) an Option grant for the purchase of 4,000 shares of Stock (subject to adjustment as provided in Section 9); and (ii) each Outside Director who is re-elected to the Company's Board of Directors in the future, commencing with the annual meeting of shareholders of the Company in 1998, shall automatically receive, as of the date of his or her re-election to the Board of Directors, an Option grant for the purchase of 4,000 shares of Stock (subject to adjustment, as provided in
Section 9).
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         (c) EXERCISE PRICE

         The exercise price of each Option granted under this Plan shall be the Current Market Value on the date of grant.

 7.      TERMS AND CONDITIONS OF OPTIONS

         (a)      TERM

                  Subject to the provisions hereof, options shall vest on the first anniversary of the date of grant and shall be exercisable in whole or part at any time upon fulfillment of the vesting period. In no event may an Option be exercised after ten years from the date of grant.

                  In the event of the death or Disability of an Optionee during his service as a director, all his unexercised Options shall immediately become exercisable and may be exercised (by his personal representative in the event of such death) for a period of three years following the date of such death or one year following the date of such Disability, but in no event after the respective expiration dates of such Options. In the event of the termination of an Optionee's service as a director for cause, any Options held by him under this Plan not theretofore exercised shall terminate immediately upon such termination of service as a director and may not be exercised thereafter, unless otherwise determined by the Committee. The Committee in its sole discretion may determine that an Optionee's service as a director was terminated for cause, if it finds that the Optionee willfully violated any of the Company's policies on ethical business conduct or engaged in any activity or conduct during his service as a director which was inimical to the best interests of the Company. If an Optionee's service as a director is terminated for any reason other than by his death or Disability or by the Company for cause, his Options, to the extent then exercisable, may be exercised within one year immediately following the date of termination, but in no event after the respective expiration dates of such Options.

         (b)      EXERCISE OF OPTIONS

                  An Option shall be exercised by delivering to the Corporate Secretary of the Company a written notice of exercise in the form prescribed by the Corporate Secretary for use from time to time. Such notice of exercise shall indicate the number of shares for which the Option is to be exercised and shall be accompanied by the full exercise price for the portion of the Option to be exercised.

         (c)      FORM OF PAYMENT

                  The exercise price may be paid in cash (including certified or cashier's check, bank draft or money order), Stock which is free and clear of all liens, claims or other encumbrances by third parties, or a combination of Stock and cash. The Stock so delivered shall be valued at the Current Market Value as of the Exercise Date. No shares of Stock shall be issued or delivered until full payment therefor has been made.

         (d)      NON-TRANSFERABILITY

                  No Option shall be assignable or transferable by the Optionee, except by will or pursuant to applicable laws of descent and distribution. During the life of an Optionee, an Option shall be exercisable only by such Optionee or such Optionee's legal representative.

         (e)      NO RIGHTS AS SHAREHOLDERS

                  Neither an Optionee nor an Optionee's legal representative shall have any rights as shareholders of the Stock unless and until certificates for shares of Stock are registered in his or her name in satisfaction of a duly exercised Option.
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8.       WITHHOLDING TAXES

         Whenever the Company grants, issues or transfers shares of Stock under this Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate for such shares. The Company shall have the right to retain sufficient shares of Stock to cover the amount of any tax required by any government to be withheld or otherwise deducted or paid with respect to the exercise of the Options. The Stock so retained shall be valued at the Current Market Value as of the date of such retention.

9.       CAPITAL ADJUSTMENTS AND CORPORATE REORGANIZATIONS

         In the event of any change in the outstanding shares of Stock by reason of a stock dividend, split or combination, or recapitalization or reclassification, or reorganization, merger or consolidation, in which the Company is the surviving corporation, or other similar change affecting the Stock, the number of shares then subject to Options and for which Options may thereafter be granted and the price per share of Stock payable upon exercise or surrender of such Options shall be appropriately adjusted by the Committee to reflect such change. No fractional shares shall be issued as a result of such adjustment. In the event of a dissolution of the Company or a reorganization, merger or consolidation in which the Company is not the surviving corporation, the Company by action of its Board shall either (i) terminate outstanding and unexercised Options as of the effective date of such dissolution, merger or consolidation by giving notice to each Optionee of its intention to do so and permitting the exercise, during the period prior to such effective date to be specified by the Board, of all outstanding and unexercised Options or portions thereof (provided, however, that no Option shall become exercisable hereunder either after the expiration date thereof or prior to six (6) months from the date of grant thereof), or (ii) in the case of such reorganization, merger or consolidation, arrange for an appropriate substitution of shares or other securities of the corporation with which the Company is reorganized, merged or consolidated in lieu of the shares which are subject to any outstanding and unexercised Options.

10.      EFFECTIVE DATE AND TERM OF THIS PLAN

         The Plan shall be effective as of the later of (a) the date of approval of the amendments reflected in this Plan, which were approved by the Board on December 19, 1997 (the "Amendments") by the shareholders of the Company, and (b) the date of the approval of the Amendments by order of the Securities and Exchange Commission (the "Effective Date"). Subject to Section 11 hereof, the Board in its discretion may terminate this Plan at any time with respect to any shares for which Options have not theretofore been granted. Except with respect to Options then outstanding, if not sooner forfeited or terminated, this Plan shall terminate upon, and no Options shall be granted after, ten years from the Effective Date.

11.      AMENDMENTS

         The Board shall have the right to alter or amend this Plan or any part thereof from time to time provided that:

         (a) no change in any Option theretofore granted may be made which would impair the rights of an Optionee without the consent of such Optionee;

         (b) Plan provisions may not be amended more than once every (6) six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder; and

         (c)      the Board may not make any alteration or amendment which would materially  increase  the  benefits  accruing to  participants under this Plan,  increase the  aggregate  number of shares of
                  Stock which may be issued  pursuant to provisions of this Plan or extend the terms of this Plan,  without the approval of the shareholders of the Company.
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                 AMENDMENT NO. 1 TO THE FINOVA GROUP INC./SIRROM
                        1995 DIRECTORS' STOCK OPTION PLAN

1.       The term "Board" means the Board of Directors of The FINOVA Group Inc.

2. The term "Committee" means the Human Resources Committee of The FINOVA Group Inc. Board of Directors or any other committee designated by this Board to administer that plan.

3.       The term "Company" means The FINOVA Group Inc.

4. The term "Current Market Value" or comparable terms will be determined with reference to the price of this Corporation's stock as quoted on the New York Stock Exchange, rather than NASDAQ, so long as the stock is quoted on the NYSE.

5. The term "Plan" means The FINOVA Group Inc./Sirrom 1995 Directors' Stock Option Plan

6. The term "Stock" or "shares" means the common stock of The FINOVA Group Inc. As it may be adjusted from time to time.

7. The plans shall be governed by the laws of the State of Delaware, without regard to that state's conflict of law principles.

8.       Any   restrictions  in  those  plans  requiring   compliance  with  the
         Investment Company Act of 1940 will cease to the extent those restrictions no longer govern the activities of this Corporation.